Exhibit 99.1

APPVION, INC. ANNOUNCES PRICING OF SECOND LIEN SENIOR SECURED NOTES

APPLETON, WI —November 13, 2013 — Appvion, Inc. (“Appvion”), formerly Appleton Papers Inc., announced today that it priced its offering of $250 million aggregate principal amount of Second Lien Senior Secured Notes due 2020 (the “Notes”) in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be sold to investors at a price of 98.501% of the principal amount thereof and will bear interest at a rate equal to 9.000% per annum. The closing of the offering is expected to take place on November 19, 2013.

Appvion intends to use the net proceeds from the offering of the Notes to redeem all of its outstanding 9 3⁄4% Senior Subordinated Notes due 2014 (the “9 3⁄4% Notes”) and 11.25% Second Lien Notes due 2015 (“11.25% Notes,” and together with the 9 3⁄4% Notes, the “Existing Notes”), and to pay the redemption premium with respect to the 11.25% Notes, to pay accrued and unpaid interest on the Existing Notes, if any, on the redemption date and to pay fees and expenses related to the redemption of the Existing Notes and the offering of the Notes. Any remaining net proceeds will be used to repay amounts outstanding under Appvion’s revolving credit facility. Contemporaneously with the closing of the offering of the Notes, Appvion will deposit the redemption price for the Existing Notes with the Trustees under the respective indentures for the 9 3⁄4% Notes and 11.25% Notes, in order to satisfy and discharge those indentures and release the collateral securing the 11.25% Notes.

The Notes will be jointly and severally guaranteed by Appvion’s parent, Paperweight Development Corp. and certain of Appvion’s subsidiaries (collectively, the “Guarantees”). The Notes will be secured by a second priority lien on substantially all of Appvion’s assets, and the Guarantees will be secured by a second priority lien on substantially all of the assets of the guarantors.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The securities have not been registered under the Securities Act or qualified under any state securities laws or the laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The securities described herein will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act. This notice is being issued pursuant to Rule 135c under the Securities Act.

Cautionary Notice Regarding Forward-Looking Statements

The matters discussed in this news release may include forward-looking statements, which could involve a number of risks and uncertainties. When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, Appvion undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

Media Contact:	Bill Van Den Brandt Senior Manager, Corporate Communications 920-991-8613 bvandenbrandt@appvion.com